 Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made by and between The Pension Benefit Guaranty Corporation (“PBGC”), a United States government corporation, and MAXXAM, Inc. (“MAXXAM”), a Delaware corporation (collectively, “the Parties”).

WITNESSETH:

WHEREAS, MAXXAM’s wholly-owned subsidiary, The Pacific Lumber Company (“Palco”), filed for protection under Chapter 11 of the U.S. Bankruptcy Code on January 19, 2007 (the “Palco Bankruptcy Proceedings”); and

WHEREAS, Palco is the Contributing Sponsor (as defined below) of The Palco Retirement Plan (the “Plan”), a defined benefit pension plan insured by PBGC; and

WHEREAS, the Plan has Unfunded Benefit Liabilities (as defined below), measured on a termination basis as of April 30, 2007, of approximately $24 million; and

WHEREAS, PBGC filed estimated contingent claims in the Palco Bankruptcy Proceedings against Palco and each of its co-debtors for the Plan’s Unfunded Benefit Liabilities (as defined below); and

WHEREAS, MAXXAM is a member of Palco’s Controlled Group (as defined  below); and

WHEREAS, as a member of Palco’s controlled group, MAXXAM is jointly and severally liable for all required contributions to the Plan and, upon termination of the Plan, the Plan’s Termination Liability (as defined below), and the Termination Premium (as defined below); and

WHEREAS, the Parties desire that the Plan remain ongoing after Palco emerges from the Palco Bankruptcy Proceedings;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section I

Definitions

When used herein:

“Benefit Liabilities” has the meaning ascribed thereto in ERISA §4001(a)(16), determined as of a specified date.

“Contributing Sponsor” has the meaning ascribed thereto in ERISA §4001(a)(13).

 “Controlled Group” has the meaning ascribed thereto in ERISA §4001(a)(14).

“Effective Date” means the last date on which a Party signs this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1001 et seq., and all regulations issued thereunder.  References to sections of ERISA shall be construed to refer to any successor or substantially related sections of similar import, and the regulations applicable thereto.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations thereunder.  References to sections of the Internal Revenue Code shall be construed to refer to any successor or substantially related sections of similar import, and the regulations applicable thereto.

“Palco” means The Pacific Lumber Company as Contributing Sponsor (as defined above) of the Plan or any new entity formed as a result of Palco’s emergence from protection under Chapter 11 of the U.S. Bankruptcy Code that is a Contributing Sponsor of the Plan.

 “Termination Date” has the meaning ascribed thereto in ERISA §4048.

 “Termination Liability” means the liabilities to PBGC described under ERISA §4062(b).

“Termination Premium” means the liability that arises under ERISA §4006(a)(7) for premiums due and payable by a Contributing Sponsor and each member of its Controlled Group, upon the termination of a pension plan under circumstances set forth in ERISA §4006(a)(7)(A).

“Unfunded Benefit Liabilities” has the meaning ascribed thereto in ERISA §4001(a)(18) and its implementing regulations.

Section II

Obligations & Procedures

2.01                      Termination Liability Guaranty and Termination Premium Guaranty.

In the event that the Plan is terminated in a distress termination under ERISA §4041(c) or in a PBGC-initiated termination under ERISA §4042 during the term of this Agreement, MAXXAM guarantees to PBGC the payment of the Unrecovered Termination Liability and the Unrecovered Termination Premium, as described in sections (a) and (b) below.

(a)           The Unrecovered Termination Liability is the Plan’s Unfunded Benefit Liabilities as of the Termination Date, less the Controlled Group Termination Liability Recovery Amount (as described below), plus Assessable Interest (as described below), calculated from the date of PBGC’s demand for payment under section 2.02(b).  The Controlled Group Termination Liability Recovery Amount means the present value of the amounts, if any, that PBGC received or arranged to receive from the Contributing Sponsor and each member of the Contributing Sponsor’s Controlled Group (with the exception of MAXXAM) for payment of the Plan’s Termination Liability.

(b)           The Unrecovered Termination Premium is the total, three-year Termination Premium due PBGC under ERISA §4006(a)(7), less the Controlled Group Termination Premium Recovery Amount (as described below), plus Assessable Interest (as described below), calculated from the date of PBGC’s demand for payment under section 2.02(b).  The Controlled Group Termination Premium Recovery Amount shall mean the present value of the amounts, if any, that PBGC received, or arranged to receive, from the Contributing Sponsor and  each member of the Contributing Sponsor’s Controlled Group (with the exception of MAXXAM) for payment of the Plan’s Termination Premium.

(c)           Assessable Interest shall arise only after PBGC issues a demand under section 2.02(b).  Assessable Interest shall be calculated using an annual rate of interest equal to the annual short-term applicable Federal interest rate under IRC §1274 in effect on the date PBGC issues its demand under section 2.02(b).

(d)           For purposes of calculating the Controlled Group Termination Liability Recovery Amount and the Controlled Group Termination Premium Recovery Amount, PBGC shall value any in-kind payments at their fair market value and shall determine the present value of any deferred payment amounts under any payment agreements using the same rate PBGC used to determine Benefit Liabilities for the Plan.  The fair market value of in-kind payments and the present value of deferred payment amounts shall be established as of the Termination Date of the Plan.

2.02                      Conditions and Procedure for Making a Demand for Unrecovered Termination Liability and Unrecovered Termination Premium.

(a)           Before issuing a demand under paragraph (b) of this section, PBGC shall provide MAXXAM with:

(1)           Notice that PBGC has received a distress termination notice pursuant to ERISA § 4041 (this notice shall be provided within twenty (20) days of PBGC’s receipt of the distress termination notice); or

(2)           Notice that PBGC has decided in accordance with its administrative procedures (by issuing a Notice of Determination) to initiate proceedings under ERISA § 4042 to terminate the Plan (this notice shall be provided within twenty (20) days after the Notice of Determination has been issued); and

(3)           Notice of the proposed Termination Date for the Plan; and

(4)           As to each person (with the exception of MAXXAM) described in ERISA §4062(a) as being liable for the Termination Liability and as to each person described in ERISA §4007(e) as being liable for the Termination Premium, evidence that PBGC has either: (i) reached a final agreement resolving each such person’s Termination Liability and Termination Premium, which said agreement includes a release of claims for the Termination Liability and the Termination Premium; or (ii) exhausted all reasonable efforts to obtain payment of the Termination Liability and Termination Premium.

(b)           No later than ninety (90) days after PBGC has met the conditions set forth in section 2.02(a), PBGC shall issue to MAXXAM a demand for the Unrecovered Termination Liability and/or the Unrecovered Termination Premium.  Such demand shall include the following information (as applicable):

(1)           The amount of the Termination Liability as of the Termination Date;

(2)           The Unfunded Benefit Liabilities of the Plan;

(3)           The Controlled Group Recovery Amount;

(4)           The amount of the Unrecovered Termination Liability;

(5)           The amount of the Termination Premium as of the Termination Date;

(6)           The Controlled Group Termination Premium Recovery Amount;

(7)           The amount of the Unrecovered Termination Premium;

(8)           The name, address, and contact person for each Contributing Sponsor, and each member of such sponsor’s controlled group (with the exception of MAXXAM) as of the Plan’s Termination Date, if known to PBGC; and

(9)           If applicable, a description of the manner in which PBGC has exhausted reasonable efforts to obtain payment of the Termination Liability and the Termination Premium.

2.03                      Payment of Unrecovered Termination Liability and Unrecovered Termination Premium.

MAXXAM shall pay the Unrecovered Termination Liability and the Unrecovered Termination Premium within sixty (60) days of receipt of the demand.

2.04                      Request For Review of Demand.  Within thirty (30) days following receipt of a demand under section 2.02(b), MAXXAM may request that PBGC review any calculation contained in the demand, and request information supporting or relating to any calculation contained in the demand.  PBGC shall respond to such a request in writing and provide relevant documents within thirty (30) days of receipt of the request.  MAXXAM does not have any obligation to make payment of the Unrecovered Termination Liability or the Unrecovered Termination Premium during this review process.  Within thirty (30) days following receipt of PBGC’s response, MAXXAM shall pay PBGC the Unrecovered Termination Liability and the Unrecovered Termination Premium.

In objecting to a demand, MAXXAM shall not question PBGC’s decision to terminate the Plan or raise issues concerning the Plan’s Termination Date.

2.05                      Assumption of the Plan.  If a plan of reorganization confirmed by the bankruptcy court in the Palco Bankruptcy Proceeding does not provide for the continuation of the Plan, MAXXAM intends to assume sponsorship of the Plan.  If a plan of reorganization confirmed by the court does provide for the continuation of the Plan, MAXXAM may attempt to assume sponsorship of the Plan at any time thereafter.  PBGC shall not oppose any efforts that MAXXAM may make to enter into an agreement to assume sponsorship of the Plan.

Notwithstanding the above, PBGC does not waive any of its rights under ERISA § 4042 to terminate the Plan or, any of its rights under ERISA and the IRC generally in the event that MAXXAM assumes sponsorship of the Plan.

Section III

Representations and Warranties

3.01                      MAXXAM represents and warrants as to itself as follows:

(a)           That it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms;

(b)           That the person executing this Agreement on its behalf has been duly authorized and empowered to execute and deliver this Agreement on its behalf;

(c)           That the execution, delivery, and performance of this Agreement do not and will not violate, conflict with, or result in a breach of any of the terms of any indenture, agreement, or instrument to which it is party or by which it is bound, or constitute a default thereunder and, to its best knowledge, do not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect;

(d)           The execution, delivery, and performance of this Agreement do not and will not violate any of the provisions of any of MAXXAM’s articles of incorporation or by-laws.

3.02                      The PBGC represents and warrants as to itself as follows:

(a)           That it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms;

(b)           That the person executing this Agreement on its behalf has been duly authorized and empowered to execute and deliver this Agreement on its behalf; and

(c)           That the execution, delivery, and performance of this Agreement do not and will not violate, conflict with, or result in a breach of any of the terms of any indenture, agreement or instrument to which it is bound, or constitute a default thereunder, and to its best knowledge do not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect.

Section IV
Miscellaneous
4.01                      Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall, except to the extent preempted by federal law, be governed by and construed in accordance with the laws of the District of Columbia without giving effect to its conflict of laws principles.

4.02                      Enforceability.  Only the Parties may enforce this Agreement.  This Agreement is for the sole benefit of the Parties, and is not intended to confer upon any other person any rights or remedies hereunder, to amend the Plan, or to create any other plan subject to ERISA.

4.03                      Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall merge and supersede all previous agreements, negotiations, commitments, representations, writings, and discussions between them concerning such subject matter.  This Agreement cannot be changed or terminated orally and can be modified only upon the written consent of all the parties to be bound by such modification.

4.04                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the Parties.  No Party may, without the written consent of the Party affected, assign any of its rights or obligations under this Agreement, directly or indirectly, whether by operation of law or otherwise.

4.05                      Notices to Parties.  All notices and other communications hereunder shall be in writing and shall be delivered to the intended recipient at the address so specified below or at such other address as shall be designated by any of them in a notice to each other party set forth therein.  Notices shall be effective three (3) days after mailing by certified mail and when received if sent by any other means.

Addresses for Notices:

           To MAXXAM:

1330 Post Oak Boulevard
Attention Legal Department/Corporate Secretary
Suite 2000
Houston, Texas 77056

To PBGC:

Pension Benefit Guaranty Corporation

1200 K Street, N.W.

Washington, DC  20005

Attn:  Director, Department of Insurance Supervision & Compliance

Fax:  (202) 842-2643

With a copy to:

Pension Benefit Guaranty Corporation

1200 K Street, N.W.

Washington, DC  20005

Attn:  Chief Counsel, Office of the Chief Counsel

Fax:  (202) 326-4112

4.06                      Headings.  The titles and headings of the sections of this Agreement are for convenience of reference only and will not control or affect in any way the scope, intent, or interpretation of any of the provisions of this Agreement.

4.07                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

4.08                      Press Releases & Disclosure.  PBGC shall not issue any press release in connection with the existence, execution, or effectiveness of this Agreement or knowingly disclose the existence, execution, or effectiveness of this Agreement unless PBGC is required by law or public policy to do so, or unless PBGC is expressly asked about the existence of this Agreement, or unless PBGC believes that failure to disclose would be detrimental to PBGC’s ability to carry out its statutory mission and functions.  In the event of any such disclosure, PBGC will make every effort to provide Maxxam with advance written notice of such disclosure, but in any event, PBGC will provide written notice to MAXXAM as soon as practicable after making such disclosure.

4.09                       PBGC Release.  Except in connection with any rights provided PBGC under this Agreement, in return for the promises, duties, and obligations of MAXXAM set forth herein, PBGC hereby releases MAXXAM, as of the date Maxxam ceases to be a member of the Controlled Group that includes the Contributing Sponsor of the Plan, from any claims, causes of action, obligations, liabilities, payments, expenses, fees, and costs (including attorneys’ fees), relating to the termination of the Plan.

4.10                      Agreement Survives MAXXAM’s Membership in Palco’s Controlled Group.  MAXXAM hereby acknowledges that it is currently a member of Palco’s Controlled Group.  This Agreement will survive and remain binding in its entirety upon the Parties should MAXXAM cease to be a member of Palco’s Controlled Group for any reason, except as specified in section 4.11.

4.11                      Term.  This Agreement shall terminate on the earliest of (i) the fifth (5th) anniversary of the Effective Date, (ii) the date the Plan is assumed by MAXXAM, (iii) the date the Plan is terminated under the standard termination procedures set forth in ERISA § 4041(b), or (iv) the date the Plan is properly merged into another plan in accordance with ERISA and the IRC.

                IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first set forth above.

PENSION BENEFIT GUARANTY CORPORATION

By:                            /s/ Robert D. Bacon

Name:                      Robert D. Bacon

Title:                       Deputy Director, Department of Insurance Supervision & Compliance

MAXXAM INC.

By:                           /s/ Emily Madison

Name:                      Emily Madison

Title:                       Chief Financial Officer, MAXXAM, Inc.